Exhibit H_7A

Schedule A

List of VALIC Company II

Funds Covered by the Agreement

Amended August 14, 2012

Capital Appreciation Fund

Core Bond Fund

High Yield Bond Fund

International Opportunities Fund

Large Cap Value Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Money Market II Fund

Small Cap Growth Fund

Small Cap Value Fund

Socially Responsible Fund

Strategic Bond Fund